Exhibit 5.1

June 12, 2019
Cabot Microelectronics Corporation
870 North Commons Drive
Aurora, Illinois 60504

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as special counsel to Cabot Microelectronics Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 43,443 shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), representing:
(A) the number of Shares reserved for issuance as a result of the conversion of outstanding restricted stock unit awards relating to shares of common stock of KMG Chemicals, Inc. (“KMG”), par value $0.01 per share, (the “KMG Equity Awards”), granted on or following August 14, 2018, into restricted stock unit awards relating to Shares of the Company, in connection with the Agreement and Plan of Merger, dated as of August 14, 2018 (the “Merger Agreement”), by and between the Company, Cobalt Merger Sub Corporation and KMG; and
 (B) any additional Shares which may become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Company Common Stock;
each issuable pursuant to the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan, as amended (the “CMC Plan”).

In rendering this opinion, we have examined the Registration Statement, the KMG Equity Awards, the CMC Plan, the Merger Agreement and such corporate records, other documents and matters of law as we have deemed necessary or appropriate, including the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, as currently in effect. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, the authenticity of the originals of such latter documents and the legal capacity of all individuals executing any of the foregoing documents.

We have also assumed that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the CMC Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws. We have further assumed that there will be no material changes to the documents we have examined and that, at all times prior to the issuance of the Shares, the Company will maintain a sufficient number of authorized but unissued shares of common stock, par value $0.001 per share, available for such issuance.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued in accordance with the terms and conditions of the CMC Plan, the Shares will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz